Exhibit 99.1

INFORMATION ON OUR BUSINESS

We are Poland’s largest integrated spirit beverages business. We produce vodka at two distilleries in Poland and are the largest distributor of alcoholic beverages with a country-wide distribution network. We are also a leading importer of spirits, wine and beer in Poland. Our products are also exported out of Poland. Recently we have expanded our distribution capabilities outside of Poland through our acquisition of Bols Hungary.

Our Competitive Strengths

Leading national distributor of alcoholic beverages in Poland. We are the leading national distributor of alcoholic beverages in Poland, and we believe we offer one of the broadest portfolios of alcoholic beverages with over 700 brands. We operate in a highly fragmented market served by an estimated 170 distributors, and we believe there is a significant gap in market share between us and our nearest competitor, Alti Plus S.A., which operates on a multiregional, rather than national basis. We operate the largest nationwide delivery service in Poland, and we provide next day delivery thanks to our 16 distribution centers, 76 satellite branches and a large fleet of delivery trucks. We believe that we are the leading distributor in each category of alcoholic beverages we distribute in Poland, except for domestic beer. We believe that we have strong negotiating leverage with our suppliers because of our large volume of purchases and are thus able to obtain good terms.

Leading producer and marketer of domestic vodkas in Poland. We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately eight and a half million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. In the Bols distillery, we produce the Bols and Soplica vodka brands among other spirit brands. Bols Vodka is the number one selling premium vodka produced and sold in Poland, and in addition we have exclusive rights to sell it in Russia. Soplica has consistently been one of the top ten mainstream selling vodkas in Poland. For the period from September 2005 to September 2006, Soplica increased its market share, based on volume, from 3.0% to 4.4% representing 65% growth and making it one of the fastest growing vodka brands in Poland. Polmos Białystok has built the Absolwent, which has been number one selling vodka in Poland for the last six years (regardless of the price range). In addition to Absolwent, Polmos Białystok also produces Zubrówka, which is also exported out of Poland, mainly to Europe. We also produce Royal Vodka which is the number one selling vodka in Hungary, where it is distributed by our newly acquired subsidiary Bols Hungary.

Leading importer of alcoholic beverages in Poland. We are a leading importer of spirits, wine and beer in Poland. We currently import on an exclusive basis 90 brands of spirits, wine from over 40 producers and 15 brands of beer, including internationally recognized brands such as E&J Gallo and Foster’s. Margins on our import portfolio are on average three to four times higher than margins we realize on products that we distribute for other importers or domestic producers. In addition, as part of the acquisition of Bols and Bols Hungary, we have obtained the right to import on an exclusive basis all of Rémy Cointreau Group’s portfolio of alcoholic beverages into Poland and Hungary.

Attractive platform for international spirit companies to market and sell products in Poland and Hungary. Our extensive distribution network in Poland, and our sales and marketing organizations in Poland and Hungary, provide us with an opportunity to continue to expand our import portfolio. We believe we are well placed to service the needs of other international spirit companies that wish to sell products in the markets in which we operate without the need to establish new infrastructure to service these markets.

Attractive market dynamics. We believe that a combination of factors make Poland an attractive market for companies involved in the alcoholic beverages industry.

•	Poland has historically been a large market for vodka consumption. Poland ranks as the fourth largest consumer of vodka in the world by volume. Total alcoholic beverage consumption in Poland is forecast to grow from approximately 567.6 million liters of alcohol in 2005 to 641.5 million liters of pure alcohol in 2008, a compounded annual growth rate of approximately 4.2%. We expect that consumption of domestic vodka products and imported spirits for this same period are forecast to grow at an annual compounded growth rate of approximately 1.4% and 1.8%, respectively. We believe that this growth rate will result primarily from the expected growth of disposable income in Central and Eastern Europe.

•	Changes to the regulatory environment as a result of Poland’s accession into the European Union have benefited the alcoholic beverages industry. On May 1, 2004, Poland joined the European Union, resulting in the removal of customs borders between Poland and the other members of the European Union. As a result, the duty on imported alcoholic products from other members of the European Union was eliminated, reducing prices on our imported alcoholic products and increasing their sales.

•	We believe, based on industry statistics and our own experience, that approximately 75% of vodka sales in Poland are still made through so called “traditional trade”, which consists primarily of smaller stores, usually owned and run by independent entrepreneurs and local supermarkets. Traditional trade provides our primary source of sales. Despite the increasing role of so called “modern trade” in the Polish market, in which hypermarket chains, often members of international corporations such as Tesco or Metro, are the primary outlets, we believe that a significant portion of the sales of vodka will in the future continue to be made in traditional trade in Poland.

Professional and experienced management team. Our management team has significant experience in the alcoholic beverage industry and in Poland and has managed our business to increase profitability and implement effective internal control over financial reporting. William Carey, our chairman, chief executive officer and president, was one of our founders and has been a key contributor in the growth and success of our business since its inception. A significant part of this increase was derived from acquisitions of distributors, which our management team has efficiently integrated into our existing operations.

Overview

Production

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately eight and a half million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. In addition, in our Bols plant, we produce the top selling vodka in Hungary, Royal Vodka, which we distribute through our Hungary subsidiary Bols Hungary.

We purchased the Bols distillery on August 17, 2005 from Rémy Cointreau S.A., Takirra Investment Corporation N.V. and Botapol Management B.V. (an indirect subsidiary of Rémy Cointreau S.A.). The distillery is one of the most modern in Poland. In addition, through Bols we have acquired a dynamic marketing team that is recognized by the vodka industry as one of the best in Poland. In the Bols distillery, we produce the Bols and Soplica vodka brands among other spirit brands. Bols vodka is the number one selling premium vodka produced in Poland. Soplica, a mainstream brand, has consistently been one of the top ten selling vodkas sold in Poland and increased its market share, based on volume, from 3.0% to 4.4% for the period from September 2005 to September 2006, representing 65% growth and making it one of the fastest growing vodka brands in Poland.

As part of a privatization transaction with the Polish State Treasury (“State Treasury”), we acquired 61% shares of the Polmos Białystok on October 12, 2005. We also purchased approximately 5% shares in the open market, as Polmos Białystok is listed on the WSE, increasing our total interest to approximately 66%. The remaining interest is held by institutional and private investors, including approximately 7% held by employees of Polmos Białystok. Polmos Białystok has modern technical facilities. The management of Polmos Białystok has many years of experience and has built the number one selling mainstream vodka in Poland, Absolwent, which has been number one (in the entire vodka market) for the last six years based on volume and sales. In addition to Absolwent, Polmos Białystok also produces Zubrówka. The Zubrówka brand is also exported out of Poland, mainly to Europe. In 2005, case sales of Zubrówka grew in the United Kingdom by 64% and in France by 10% over 2004 sale results. Our newly created export team is currently in the process of repackaging the brand and exploring new branding initiatives in certain jurisdictions, and setting up long term import and distribution agreements for world-wide distribution. On October 16, 2006 we announced a tender offer for all shares in Polmos Białystok that we do not currently own. In response to that tender offer shareholders placed subscriptions for the sale of 338,741 shares.

Two of our main objectives since acquiring the distilleries have been to realize the benefit of the synergies of being a producer and distributor and to increase cash flow, as well as to lower the bad debt exposure of the distilleries. To that end, on December 1, 2005, we set new trade terms for selling the products from our distilleries whereby wholesalers were required to sign a new distribution agreement with us to either pay cash on delivery or put into effect a bank guarantee with us for our benefit. All significant wholesalers have signed this agreement.

In addition we have begun our investments in two rectification units at both the Bols and Polmos Białystok facilities, which are expected to be completed and fully operational by mid-2007. We expect that these investments will allow us to reduce our costs of purchasing rectified spirits and ensure their consistent quality.

Distribution

We are the leading distributor by value of alcoholic beverages in Poland. Our business involves the distribution of products that we import on an exclusive basis and products we produce from our two distilleries (Bols and Polmos Białystok), as well as the distribution of a range of products from the local and international drinks companies operating in Poland. These local and international suppliers typically control their own marketing programs for their products. We are the largest distributor for many of such local and international suppliers and typically handle the distribution of their products in Poland.

We operate the largest nationwide next-day alcoholic beverage delivery service with 16 distribution centers and 76 satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

The following tables illustrate the breakdown of our clients and the products we distributed in the twelve months ended December 31, 2005, 2004 and 2003, as well as in the nine months ended September 30, 2006:

Sales Mix by Channel	by September 30, 2006	2005	2004	2003	Sales Mix by Product Category	by September 30, 2006	2005	2004	2003
Off Trade Locations	96%	95%	95%	94%
Supermarkets and locally-owned shops	74%	71%	71%	64%	Vodka	75%	73%	75%	71%
Wholesalers (*)	6%	8%	6%	12%	Beer	10%	10%	8%	12%
Hypermarkets	14%	13%	15%	10%	Wine	7%	9%	9%	9%
Gas Stations	2%	3%	3%	8%	Spirits other than vodka	7%	6%	6%	6%
On Trade Locations	4%	5%	5%	6%	Other	1%	2%	2%	2%

Total	100%	100%	100%	100%	Total	100%	100%	100%	100%

(*)	wholesalers who buy from us typically deliver to “supermarkets and locally-owned shops” category of clients.

We distribute products throughout Poland directly to approximately 39,000 outlets, including off-trade establishments, such as small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, and on-trade locations, such as bars, nightclubs, hotels and restaurants, where such products are consumed. These accounts are serviced by our 703 salespeople in Poland, as well as our marketing and merchandizing teams. As one of our key objectives is to distribute more of our own products over time, we have established an incentive compensation system for our salespeople for both products that we produce and products that we import exclusively into Poland.

When we first began distributing domestic vodka in Poland in 1996, we were one of approximately 1,000 distributors operating in Poland. Today we estimate that there are approximately 170 vodka distributors remaining and believe that in the coming few years that number will stabilize at around 20 to 30. We believe that during this time of consolidation, we have been the main consolidator on the market, having acquired 23 distribution companies and organized parts of the distribution businesses, including a wine importer while most of the original distributors have gone out of business. We are currently evaluating a number of potential acquisitions of distributors that are strategically located in regions in which we would like to strengthen our current market position. We plan to continue this strategy through 2007.

In July 2006 we acquired 100% of the share capital of Bols Hungary and the “Royal Vodka” trademark. In both cases the seller was DELB Holding BV, a subsidiary of Rémy Cointreau S.A. Bols Hungary distributes Royal Vodka, which is the number one selling vodka in Hungary with a market share of approximately 25.7% based on sales, and which is produced by us in Poland at our Bols production facility. On September 26, 2006, we acquired from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable licence to use Bols Vodka trademark in relation to marketing and sale of our products in Hungary. Bols Vodka is the number one premium vodka in Hungary. In addition to Royal Vodka, and Bols Vodka, Bols Hungary has an extensive import portfolio which includes the Rémy Cointreau Group’s portfolio, the Grant’s portfolio, the C&C portfolio and Jagermeister. Hungary is one of the leading markets in Europe for Jagermeister.

Import and Export Activities

We have exclusive rights to import approximately 90 brands of spirits, wine and beer into Poland and distribute these products throughout Poland. We also provide marketing support to the suppliers who have entrusted us with their brands.

In 2005, we added a number of exclusive import brands, including the following brands from Rémy Cointreau Group: Metaxa Brandy, Rémy Martin Cognac, St. Rémy Brandy, Galliano Liqueurs, Passoa Liqueur, and Piper Heidsieck Champagne. Also in 2005, we began importing E&J Gallo wines, Jim Beam Bourbon, Sauza Tequila and Teachers Whisky. We also import our own private label alcohol products such as William’s Whisky, and wine under numerous labels. As a group on a comparable basis, our exclusive import portfolio grew 21%, based on volume, in 2005 over our 2004 results.

In June 2006 we signed three new distribution agreements in a number of significant markets for our Zubrówka vodka brand. We signed a long-term distribution agreement with Pernod Ricard, effective July 1, 2006, for a number of key markets around the world including France, where Zubrówka is the number two imported vodka. We also signed new distribution agreements with distributors in the United Kingdom (Marblehead Brand Development Co. and Japan (Lead Off, Ltd).

We have worked diligently to create brand awareness and sales for our exclusive import products. As a result of this work, our import portfolio has the number one selling mainstream wine, Carlo Rossi, and the number one selling varietal wine, Sutter Home. In addition, each of the following products that we import on exclusive basis is the number one seller in Poland in its respective product category: Jim Beam bourbon, Sierra tequila, Metaxa brandy, and the range of Bols liqueurs.

Our Business Strategy

Increase our sales and profitability by leveraging our strengths through vertical integration. We believe that we will be able to significantly improve our sales and profitability by vertically integrating vodka production with our existing distribution business. We intend to leverage our position as the leading distributor in Poland, with a sales force of approximately 703 people and a customer base of approximately 39,000 outlets to ensure full distribution of the Bols and Polmos Białystok brands. This will be accomplished by encouraging our sales force to promote the products of the producers we own. By owning the leading brands of vodka in Poland, including Bols Vodka and Absolwent, we are able to provide our customers with good pricing and promotional materials on our products. This in turn will strengthen our market position. We are also actively looking into opportunities for international expansion to provide further base for vertical integration.

Centralize and streamline our distribution companies. As we continue to leverage the vertical integration of our production and distribution businesses, we will focus on streamlining and centralizing these subsidiaries. This includes centralizing national control over sales and marketing, centralizing back-office and support functions and rationalizing our warehouse infrastructure. In 2006 we began this process by creating a three channel-based national sales teams (each for key accounts, on-trade and other off-trade) and central marketing function serving all of the brands we import and produce.

Improve profitability by accelerating the growth of sales of our higher margin import business. We intend to increase our higher margin business by broadening the list of alcoholic products that we import on an exclusive basis, which we believe will strengthen further our proposition to clients as a “one stop shop” source for alcoholic beverages. We also intend to increase our marketing efforts to increase the sales of our higher margin import products. This combination will allow us not only to attract new clients but also to take advantage of the forecasted growth of imported alcoholic beverages in Poland.

Utilize excess capacity in production facilities. We intend to use the excess capacity at our production facilities to broaden our portfolio with new branded products, including economy vodkas. In addition, we intend to use the excess capacities to bottle our own and third parties’ spirits and wine. We believe that the introduction of economy vodka brands, which we plan to pursue more dynamically with the completion of our rectification plants at Polmos Białystok and Bols, will enhance our product offerings to traditional trade outlets which are our primary source of sales and where economy vodka represents approximately 36.6% of total retail vodka sales by volume (as of May 2006).

Realize cost synergies and share best practices between Bols and Polmos Białystok. We believe that there are synergies to be realized between Bols and Polmos Białystok in the procurement of raw materials, marketing and production. We believe that we will be able to realize cost synergies through our increased purchasing power of raw materials and supplies. In addition, we are investing in the construction of two rectified spirits plants at Bols and Polmos Białystok, which are expected to be completed by mid 2007. Rectified spirits is one of the key raw materials in the production of vodka. The rectified spirits plants would supply all of the rectified spirits requirements for both Bols and Polmos Białystok at a significantly reduced cost compared to what we would have to pay in the market. Moreover, we will be able to further reduce certain of our production and operating costs (transport, fuel and telecoms) by being able to leverage the cost over the larger operation for the new combined entity. The combination of operations will also provide opportunities for sharing best practices, including market and production.

Expand export opportunities. We believe that certain of Bols’ and Białystok’s vodka products present growth opportunities for export. Products which are sold for export are generally sold at higher margins than if they were sold domestically. We have obtained the exclusive right to the Bols trademark with respect to vodka in Poland, Hungary and Russia and are exploring opportunities for producing Bols Vodka in Russia. In addition, we intend to expand the exports of Polmos Białystok’s Zubrówka vodka, which we believe could attract further demand abroad, particularly in the United States and are exploring branding and packaging initiatives to that end. In late 2005 we established our own export department. The role of this department is to co-ordinate exports of our brands and to monitor performance of their regional distributors outside Poland. We are planning to use it to strengthen our market position in the key markets of Western Europe, the United States and Asia.

Targeted expansion of our business in Central and Eastern Europe. Following our recent acquisition of our Bols Hungary subsidiary and the Royal Vodka and Bols Vodka trademarks in Hungary, we will continue to look for expansion opportunities within Poland and Central and Eastern Europe. Our strategy will focus on targeting distribution companies as well as local niche alcohol brands and companies with business models similar to ours. We intend to capitalize on our existing business relationships and industry experience in new markets in the region.

Industry Overview

Poland is the fourth largest market in the world for the consumption of vodka by volume and is in the top 25 markets in total alcohol consumption worldwide. The total net value of the alcoholic beverage market in Poland was approximately U.S.$5.5 billion in 2005. Total sales value of alcoholic beverages at current prices increased by approximately 33% from December

2001 to December 2005. The increase was the result of increased sales value of all main groups of alcoholic products, including: beer (by approximately 49.0%), spirit products (by approximately 12.3%) and wine (by approximately 35.7%). Beer and vodka account for approximately 91% of the value of sales of all alcoholic beverages. Wines account for approximately 5% of all sales and liqueurs, gin, whisky and brandy account for the remaining 4%.

Market Segmentation

Spirits

Domestic vodka consumption dominates the Polish spirits market with over 90% market share, as Poland is the fourth largest market in the world for the consumption of vodka.

Vodka

•	The Polish vodka market is divided into four segments based on quality and price(*):

•	Top premium and imported vodkas, with such brands as Finlandia, Absolut, Bols Excellent, Chopin, and Królewska;

•	Premium segment, with such brands as Bols Vodka, Sobieski, Wyborowa, Smirnoff, Eristoff, Maximus, and Palace Vodka;

•	Mainstream segment, with such brands as Absolwent, Batory Luksusowa, Soplica, Zubrówka, ZoŁadkowa Gorzka, Polska; and

•	Economy segment, with such brands as Starogardzka, Krakowska, Boss, Czysta Slaska, Prezydent, Z Czerwona Kartka, and Ludowa.

(*)	Brands in bold face type are produced by us.

In terms of volume, the top premium and imported segment accounts for approximately 2.8% of total sales volume and 3.8% of total sales value of vodka, while the premium segment accounts for approximately 18.1% of total sales volume and 22.1% of total sales value. The mainstream segment which is the largest, now represents 41.8% of total sales volume and 45.2% of total sales value. Sales in the economy segment have leveled off such that the economy segment currently represents 36.7% of total sales volume and 28.9% of total sales value.

Wine

The Polish wine market, which grew to approximately 31 million liters in 2005 is represented primarily by two categories: table wines, which account for 3.1% of the total alcohol market and sparkling wines, which account for 1.4% of the total alcohol market. As Poland has almost no local wine production, the wine market has traditionally been dominated by imports, with lower priced Bulgarian wines representing the bulk of sales. However, over the last three years, sales of new world wines from regions such as the United States, Chile, Argentina and Australia have seen rapid growth. In 2005, it is estimated that sales of wine from these regions grew by 65% as compared to growth in sales of wine from Bulgaria of 3.7%.

We believe that consumer preference is trending towards higher priced table wines. The highest selling wines in Poland previously retailed for under U.S.$3 per bottle. Currently, the best selling wines retail in the U.S.$3 to U.S.$6 range. As the price point for wine moves up, we believe we are in a good position to take advantage of this trend as our import wine portfolio has a concentration at the U.S.$3 to U.S.$6 retail price range and higher.

Beer

Poland is the fourth largest beer market in Europe and has been growing since 1993. Sales of beer account for 51.7% of the total sales value of alcoholic beverages in Poland. Consumption grew approximately 4-5% during 2005 to reach approximately 30 million hectoliters. As a result, beer consumption in Poland has reached average European Union levels of approximately 80 liters per capita per annum in 2005. Therefore, we anticipate that future growth in the beer market is likely to slow to approximately 1% to 2% per year in the next years.

Three major international producers, Heineken, SAB Miller and Carlsberg, control 85% of the market through their local brands. Imported brands represent less than 1% of the total beer market in Poland.

Distribution Overview

The market for the distribution of alcoholic beverages in Poland is highly fragmented. Most alcohol distributors mainly deliver a range of beers, wines, and spirits, and operate regionally rather than nationally, due to the difficulties in establishing a nationwide distribution system, such as the large amount of capital required to set up such a system, and an extremely poor road infrastructure.

In Poland there is a ban on “above the line” advertising of alcoholic beverages, which we explain below, under “Alcohol Advertising Restrictions”. This increases the importance of direct access to customers to promote and develop brands. We believe that our established nationwide distribution network provides us with a significant advantage over our competitors by enabling us to promote our brands using “point-of-sale” advertising and promotions.

Distributors of alcoholic beverages deliver to both off-trade sites (traditional and modern trade) and on-trade sites; however, many distributors concentrate on one or the other. Off-trade establishments include small and medium-size retail outlets, gas stations, duty free stores, supermarkets and hypermarkets, and on-trade locations include bars, nightclubs, hotels and restaurants, where such products are consumed.

There has been a trend toward consolidating many of the locally-owned stores, as well as a trend toward expanding major chain stores. This consolidation of chain stores also is apparent in the rapid expansion of gas stations, which are owned and operated by major international companies such as Shell, BP, and Statoil. Many of these gas stations contain convenience stores, which sell all types of alcoholic beverages and in many areas serve as local convenience/liquor stores. As a result of the retail consolidation, there has been rapid wholesaler consolidation as well.

In 1996 there were approximately 1,000 distributors of domestic vodka in Poland. Since 1996, more than 800 distributors have gone out of business or were sold as the vodka distribution market has consolidated. We believe, that during this period, we have been the main consolidator in the market. We have acquired 23 distribution companies (either through purchase of their existing business or by acquiring their shares) throughout Poland and have integrated them into our nationwide distribution platform. We believe this consolidation trend will continue until the number of distributors stabilizes at around 20 to 30 distributors. Many of the distributors who have gone out of business were small independent operators and as such lacked or had limited operating leverage with suppliers to garner adequate margins. This situation is still evident today but is now combined with an increase in overheads such as fuel and the increasing leverage nationwide chain operations, such as the hypermarkets and gas stations mentioned above, are imposing on the alcohol distribution industry. These chains are ordering direct from suppliers and from distributors who can service either the whole country or large parts of the country. We believe the small regional distributor will find it increasingly difficult to compete in this environment and will probably find it difficult to operate a viable business model.

In light of the changing trends in the distribution industry, we feel we are in a good position to service the national chain clients and to acquire those distribution companies that fit into our nationwide distribution system.

We operate a decentralized distribution system of 16 distribution centers and 76 satellite branches for delivery to our retail clients. Our branches are strategically located throughout Poland to effectively compensate for the current poor road infrastructure. Distribution and day-to-day decisions at these facilities are made by local management, who report directly to our central office in Warsaw however all strategic initiatives are developed and disseminated from the central office.

Operations

Our employees

As of December 31, 2005, 2004 and 2003 we employed, on a full time basis, approximately: 2,917, 2,015 and 1,905 employees, respectively. The growth of the number of employees in 2005 was due mainly to the acquisition of Bols and Polmos Białystok. In particular, as of December 31, 2005 in Bols and Polmos Białystok we employed 706 full time employees, of which 207 were production employees.

As of September 30, 2006 we employed 3,203 full time employees, of which 701 were employed in our two production subsidiaries Bols and Polmos Białystok and 2,502 in our distribution network in Poland. As of September 30, 2006 in our Hungarian subsidiary, Bols Hungary, acquired in July 2006 we employed 55 employees.

Our turnover rate has averaged approximately 8-10% over the last five years. In the interest of keeping our company current and efficient, we conduct periodic training sessions every year for our employees. This training is overseen by our Human Resources Department.

Polish labor laws require that certain benefits be provided to employees, such as a certain number of vacation days, maternity leave and retirement bonuses. The law also restricts us from terminating employees without cause and requires in most instances a severance payment of one to three months’ salary. Additionally, we are required to contribute monthly payments to the governmental health and pension system. Most of our employees are not unionized, and we have had no significant employee relations issues. In addition to the required Polish labor law requirements, we maintain an employee incentive stock option plan for key management and provide supplemental health insurance for qualifying employees.

Employee Stock-Based Compensation

We have in place our 1997 Stock Incentive Plan, which we refer to as to the “Incentive Plan”, under which all stock-based compensation awards may be granted to directors, executives, and other employees and to our non-employee service providers. The Incentive Plan expires in 2007.

The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units (rights to receive restricted stock in the future) to our directors, executives, and other employees and to our non-employee service providers. Following a shareholder resolution in April 2003 and the stock splits of June 2003, May 2004 and June 2006, the Incentive Plan authorizes, and we have reserved for future issuance, up to 5,906,250 shares of our common stock (subject to anti-dilution adjustment in the event of a stock-split, re-capitalization, or similar transaction). As of September 30, 2006 there remained 1,584.058 shares available for issuance under the Incentive Plan. The compensation committee of our board of directors supervises the administration of the Incentive Plan.

Each stock option represents an option to purchase one share of CEDC common stock. The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of our common stock on the date of grant. We use the stock option price based on the closing price of our common stock on the day before the date of grant if such price is not materially different than the opening price of the common stock on the day of the grant. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Stock options granted as part of an employee employment contract vest after 12 months.

Both restricted stock and restricted stock units are issued to recipients subject to certain conditions which, if they are not satisfied, result in the forfeiture by such recipients of such shares of restricted stock and restricted stock units. Such restrictions may include not only a period of time of further employment or service to us, any of our subsidiaries or a service provider but the satisfaction of individual or corporate performance objectives. Performance objectives may include, among other things, the trading price of the shares of common stock, market share, sales, earnings per share, return on equity or costs. Unless the particular award agreement states otherwise, the holders of restricted stock have the right to vote such shares and the right to receive any dividends declared and paid with respect to such stock, but the holders of restricted stock units have no such rights. No restricted stock or restricted stock units have been issued pursuant to the Incentive Plan.

The Incentive Plan provides for the automatic grant of an option to purchase 11,812 shares of common stock to each who is not an officer or an employee, which we refer to as an outside director, on the date of his or her initial election to the board of directors. Thereafter, each outside director is automatically granted an option to purchase 5,062 shares of common stock on each anniversary date of his or her election to the board of directors, without any additional conditions to receive such option.

In addition, the Incentive Plan provides the compensation committee or the full board of directors with discretionary authority to grant awards to our employees, officers and directors. The compensation committee generally grants stock options to new executive officers and other key employees upon their commencement of employment with us and annually thereafter. In 2005, in order to comply with Rule 16b-3 under the Exchange Act, option grants to our directors and executive officers were made by the full board of directors. It is our policy to grant stock options to executives upon their commencement of employment with us and annually thereafter in order to strengthen the alliance of interest between such executives and our stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on our performance (as reflected in the market price of our common stock). Options granted to directors and executive officers typically have a one-year vesting period. The vesting period for options granted to other employees ranges from the date of the grant up to three years but typically vest over a period of two to three years. No restricted stock or restricted stock units have been issued pursuant to the Incentive Plan.

Sales Organization

In Poland, we employ approximately 703 salespeople who are assigned to one of our 16 distribution centers and 76 satellite branches. In Hungary, we employ approximately 31 salespeople who cover primarily on-trade and key account customers throughout the country. For 2006, we have implemented a more targeted sales approach. We have narrowed the focus of our domestically located salespeople by assigning each sales person to a specific channel: key accounts (hypermarkets, discount stores and gas stations), on-trade accounts or traditional trade accounts. We believe that a specific targeted sales focus in each of these channels is key to delivering future growth.

The hypermarket channel, which is expected to show further expansion, requires a dedicated national sales team to handle their specific requirements. In return, this provides us an opportunity to promote our brands in national chains utilizing techniques such as price promotions and pallet displays.

The use of a dedicated on-trade sales team, the only one in Poland to date, to work closely with bar, restaurant and hotel owners provide us with a key opportunity to promote our brands with consumers. This is especially crucial given the restraints on media advertising for spirits. Finally the traditional trade sales force continues to focus on the channel in Poland that is still the dominant area in terms of sales volume. In addition, each of these account groups is also assigned a marketing and merchandizing team that works in conjunction with the sales team to serve the client.

Our export team works separately from our domestic sales team and reports directly to our Director of Export.

Marketing

We have a marketing department, which manages the marketing support of the brands we produce in Poland as well as the brands for which we are the exclusive Polish importers, representing a combined marketing budget of approximately U.S.$15 million for 2006. Additionally, the marketing team supports our export department in developing the packaging and promotional activities for our exports. We have recently centralized the management of the marketing team for all of our subsidiaries to ensure sharing of best marketing practices amongst all of our brands. We have a dedicated team of 35 marketing people, the largest such team in the spirits sector in Poland. Some of the activities that the team is focused on include developing programs such as on-pack promotions, on-trade promotions and point of sales merchandise. Our marketing team is constantly looking for marketing innovations to implement, such as our recently developed program of placing of branded vodka coolers into selected outlets.

Sources and Availability of Raw Materials for Spirits that We Produce

The principal components in the production of our distilled spirits are products of agricultural origin, such as rectified spirit, as well as flavorings, such as bison grass for Zubrówka, and packaging materials, such as bottles, labels, caps and cardboard boxes. We purchase rectified spirit, bison grass and all of our packaging materials from various sources in Poland by contractual arrangement and through purchases on the open market. Agreements with the suppliers of these raw materials are generally negotiated with indefinite terms, subject to each party’s right of termination upon six months’ prior written notice. The prices for these raw materials are negotiated every year, except for rectified spirits which are negotiated from time to time, depending on market conditions, and may be affected by weather conditions.

We have several suppliers for each raw material in order to minimize the effect on our business if a supplier terminates its agreement with us or if disruption in the supply of raw materials occurs for any other reason. In general, fluctuations in the prices of raw materials have not had a material adverse effect on the operating results of our production business. We have not experienced difficulty in satisfying our requirements with respect to any of the products needed for our spirit production and consider our sources of supply to be adequate at the present time. In particular, we currently source all of our rectified spirit from six suppliers and we believe that terms of our contracts with them are generally customary for the spirits industry in Poland. However, the inability of any of our rectified spirit suppliers to satisfy our requirements could adversely affect our operations.

Therefore, by mid 2007 we are planning to complete construction of rectification units at Polmos Białystok and Bols, which will decrease our dependency on third party suppliers of this raw material. Once we are operating our own rectification units, a significant proportion of our rectified spirit needs will be satisfied by our in-house production. Our production will be based on raw spirit purchased from independent distillers, of which there are several hundred in operation in Poland. We also expect that this will lower production cost and ensure consistent quality of rectified spirit.

We do not believe that we are dependant on any supplier in our production activities.

Internal Audit

We have an internal audit group consisting of a team of four people who have direct access to the audit committee of our board of directors. The team’s primary function is to ensure our internal control system is functioning properly. Additionally, the team is used from time to time to perform operational audits to determine areas of business improvements. Working in close cooperation with the audit committee, senior management and the external auditors, the internal audit function supports management to ensure that we are in compliance with all aspects of the Sarbanes-Oxley Act. In general, the Sarbanes-Oxley Act, which was passed by the U.S. Congress in July of 2002, requires that U.S. public companies, such as ours, comply with regulations regarding internal controls and procedures. In general, these regulations focus on management controls, and financial reporting transparency and have resulted in expanded responsibilities for management, the audit committee of the Board of Directors and auditors of U.S. public companies. The Sarbanes-Oxley Act also requires U.S. public companies to report annually on internal controls over financial reporting.

Control of Bad Debts

We believe that our close monitoring of customer accounts both at the relevant regional offices and from Warsaw has contributed to our success in maintaining a low ratio of bad debts to net sales. During each of 2003, 2004 and 2005, bad debt expense as a percentage of net sales, was approximately 0.1%. Our management believes the ongoing enhancement of computer systems for interoffice financial and administrative controls will assist in maintaining a low ratio of bad debts to net sales as we continue to expand. In addition, on December 1, 2005 we put into effect new trading terms in the market regarding the purchasing of products from our distilleries. As a result, distributors must pay in cash or provide an acceptable bank guarantee for their purchases of our product from our distilleries. All significant distributors have signed the new trade terms for 2006, thereby reducing our bad debt exposure from our distillery business. In addition, our policy is to monitor accounts based on a predetermined maximum balance, as well as to stop deliveries to those clients who are more than 14 days past due.

Competition

The alcoholic beverage distribution industry in Poland is competitive and highly fragmented. We compete primarily with other distributors and indirectly with hypermarkets. We compete with various regional distributors in all regions where our distribution centers and satellite branches are located. Competition with these regional distributors is greatest with respect to domestic vodka brands. We address this regional competition, in part, through offering our customers competitive pricing, reliable service and in-store promotions of our own brands, which we believe gives us an advantage over our competitors. In addition, we have over 15 years of sales experience in establishing and developing relationships with our clients throughout Poland.

We also expect increasing competition from hypermarkets and discount chains. Growth of hypermarket and discount chains (which have been the primary threat to alcoholic beverage distributors in Western Europe because they purchase directly from suppliers) has been limited in Poland. We believe that the growth of hypermarkets and discounters will continue but will be hampered by the poor transportation infrastructure in Poland as well as various socio-economic factors, such as smaller average living spaces, which limits consumers’ ability to buy in bulk. In addition, there are current discussions within the government that could result in legislation that may restrict hypermarkets’ growth in order to protect smaller stores.

The production of spirits in Poland is also competitive. We compete primarily with eight other major spirit producers in Poland, some of which are privately-owned while others are still state-owned. The spirit market in Poland is dominated by the vodka market. The vodka market is broken down into four main segments: Top Premium and Imported, Premium, Mainstream and Economy. We produce vodka in all four segments and have our largest market share in the mainstream segment. Though vodka brands compete against each other from segment to segment, the most intense competition is found within each segment, as the consumer for each segment is very price conscious. As we have a presence in each category and have four of the top ten best selling vodka brands in Poland and as we have approximately 31% market share measured by value, we are in a good position to compete effectively in all four segments.

Property, Plant and Equipment

Headquarters, Sales Offices and Warehouses. We have entered into leases for our Warsaw headquarters and most of our other 16 distribution centers and 76 satellite branches. Our Polish headquarter is located in Warsaw, Bokserska 66a, 02-690 Warsaw. Our distribution centers are located in: Gdansk, Warszawa, Olsztyn, Zielona Góra, Białystok (two centers), Torun, Stargard Szczecinski, Przeworsk, Zabkowice Slaskie, Chrzanów, łódz, Konin, łomza, Mosina and Minsk Mazowiecki. The amount of warehouse space leased for each distribution center averages 2,713 square meters. The amount of office and storage space leased for each satellite branch averages 368 square meters. The Warsaw lease expires on May 1, 2010, and neither party may terminate the lease except for material breaches. The Warsaw facility is approximately 9,765 square meters of warehouse and 2,230 square meters of office space which is currently used for our headquarters. We believe the warehouse facility has sufficient space to permit us to expand for the next two to three years without any further significant capital expenditure.

Retail Outlets. We have entered into a long term or indefinite term lease agreement with each of our six retail outlets. We have obtained agreements from the landlords to waive their rights to terminate the leases for a period of three years, provided that we are performing our obligations under these leases.

Production facilities. Our production facilities comprise two plants with one located in Białystok, Poland for Polmos Białystok and the other one located in Oborniki Wielkopolskie, Poland for Bols. The Białystok facility is located on 78,665 square meters of land which are leased from the government on a perpetual usufruct basis. The production capacity of our plant in Białystok is approximately 24 million liters of 100% alcohol per year and currently, we use approximately 70% to 80% of its production capacity. In the Polmos Białystok distillery we produce Absolwent and its taste variations, Batory, Białowieska, Cytrynówka, Czekoladowa, Kompleet, Vodka, Liberty Blue, Lider, Ludowa, Nalewka Wisniowa, Nalewka Miodowa and Palace Vodka, Winiak Białostocki, Winiak PaŁacowy, Wódka Imbirowa, Zubrówka. The plot on which the Białystok facility is located in unencumbered.

The Bols facility is located on 80,519 square meters of which 52,955 square meters are owned by us and 26,704 square meters are leased from the government on a perpetual usufruct basis. In addition to the production properties, the Bols facility currently leases an additional warehouse of 1,642 square meters, however, this lease will expire on November 30, 2006. The production capacity of our plant in Oborniki Wielkopolskie is 34.2 million liters of 100% alcohol per year. Currently, we use about 45% to 55% of the plant’s production capacity. In the Bols distillery we produce Bols Excellent,Bols Vodka and its taste variations, Soplica, Soplica Szlachetna Polska, Soplica Tradycyjna Polska, Soplica Wisniowa Polska, Soplica Staropolska, Boss, Slaska, Niagara and Royal Vodka. The plot on which the Bols facility is located in unencumbered.

Delivery trucks. Our fleet of vehicles consists of 1,169 cars (including delivery trucks), 859 of which are owned by us and our subsidiaries and the remainder 310 are leased. As of September 30, 2006, their aggregate book value was PLN 27.4 million (U.S.$8.7 million). Eight of our cars with the total gross value of U.S.$51 thousand and the net book value of U.S.$38,000 were transferred as security against a loan contracted in Bank SpóŁdzielczy in Szepietowo for purchasing these cars. The final repayment date of the loan is December 31, 2006. Additionally, ten trucks with the total gross value of U.S.$28,000 and the net book value of U.S.$4,000 constitute part of a collateral against a loan contracted with ING Bank Slaski SA. The final repayment date of this loan is November 10, 2006. Other than specified above, the vehicles owned by us are not subject to any pledges or other forms of security. The terms for the leased trucks are generally for three to five years and we treat them as capital leases.

Research and Development, Intellectual Property, Patents and Trademarks

We do not have a separate research and development unit. Our activity in this field is generally related to improvements and packaging and extensions to our existing brand portfolio, such as introduction of flavored varieties of our main clear vodka brands – Bols, Absolwent and Soplica - or revised production processes, leading to improved taste.

Regulation and Regulatory Permits

European Union

With the accession of Poland to the European Union on May 1, 2004, Poland adopted the customs rules and regulations of the European Union. As a result, the customs borders between Poland and the other member states of the European Union were removed, and Poland was granted inclusion in the European Union’s customs agreements with countries outside of the European Union. This has provided us with preferential tariff measures for products imported from non-member states.

As a producer, importer, distributor/wholesaler and retailer, we are required to acquire a number of licenses and permits which include the following: import/export licenses and permits, wholesale permits, customs warehouse permits, health permits, and tax registered warehouse permits, along with permits to sell at the production and retail levels. We believe we are in material compliance with these requirements and have obtained all material necessary permits for our import, distributor, production and retail operations.

Import/Export Licenses and Permits

Permits from the Agricultural Market Agency are required to import wine and other alcohol products from non-Member States. The Agricultural Market Agency is a Polish agency that acts, inter alia, under European Union legislation and reports imported wine statistics to the central European Union register. The permits must be renewed every four months.

The Agricultural Market Agency granted to us our import permit in May 2004, and thereafter, the Agricultural Market Agency has renewed our permit every four months and generally we expect that such periodic renewal will continue.

Polish Norms

We must comply with a set of rules, usually referred to generally as “Polish Norms,” which are regulations regarding standards for packaging, storing, labeling and transportation of alcoholic beverages and cigars. The Polish Normalization Committee establishes these norms and, as of May 1, 2004, these norms complied with European Union standards. As such, a certificate from European Union-based producers of products we import is acceptable to the local Polish health authorities without further requirements.

Wholesale Permits

Permits from the Minister of Economy or the competent voivode (head of voivodship - an administrative district in Poland) executive officer (for selling alcoholic products with alcohol content of 18% or less) and appropriate health authorities are required to operate our wholesale distribution business. We are required to have permits for the wholesale trade for three of our product lines: beer, wine and spirits. The permits are granted separately for the sale of each alcoholic beverage category, including: (1) alcoholic beverages with alcohol content of up to 4.5% and beer, (2) alcoholic beverages with alcohol content of over 4.5% and up to 18% excluding beer and (3) alcoholic beverages with alcohol content of above 18%. Generally, permits may be revoked or not renewed if we fail to observe applicable laws for alcohol wholesalers, fail to follow the requirements of the permit, or introduce into the Polish market alcohol products that have not been approved for trade. Furthermore, we must comply with rules of general applicability with regard to packaging, labeling and transportation of products. We have obtained separate permits for wholesale trade for each of our subsidiaries. Generally, we expect that these permits will be renewed by competent authorities when they expire.

Customs Warehouse

All products imported by us from countries outside of the European Union must enter our customs warehouse, where they are stored until we transport the products to clients or to our other warehouses. At the time of transportation, the products are required to be cleared by Polish customs authorities. As of May 1, 2004, products sourced from European Union that are not subject to an excise tax enter our warehouse directly without any additional customs procedures. European Union sourced products that are subject to an excise tax enter our tax registered warehouse, which is described below, where the excise tax is accounted for. Once the excise tax is accounted for, the products enter the warehouse where they are prepared for distribution.

A permit from the Director of the Customs Chamber and the approval of health authorities is required to operate the customs warehouse (please see “Health Requirements” below). We received our current permit on January 27, 2005 and it is valid until December 31, 2009. The effectiveness of the permit is conditioned on our compliance with the requirements of the permit which are, in general, the proper payment of customs duties and maintenance of applicable insurance policies.

Tax Registered Warehouse

A permit from the Director of the Regional Customs Office is required to operate our tax registered warehouse. Our tax registered warehouse stores and registers European Union sourced products that are subject to excise tax such as beer, wine and spirits (under the supervision of the Council of the European Union Directives on the General Arrangements for Products Subject to

Excise Duty). After registration of a product, we, along with the Regional Customs Office, prepare the documentation for the amount of excise tax to be paid by the date the taxes are due. After documentation, the products enter the warehouse for distribution. We received our permit from the Director of the Regional Customs Office on July 15, 2005, and it is valid until July 15, 2008. We believe that if we continue to make accurate and timely payments of our required excise tax payments, the Director of the Regional Customs Office will reissue this permit to us as required.

Health Requirements

The approval of the local health authorities is required to produce alcohol and to operate our warehouses. We are required to maintain proper sanitation and proper storage of alcoholic beverages and cigars. Similar regulations apply to the transportation of alcoholic beverages and cigars, and our drivers must themselves submit health records to the appropriate authorities. For all products sourced outside of the European Union, we are required to receive proper health permits at the time the products are imported into Poland. We believe we are in material compliance with the applicable regulations of the European Union regarding standards and health requirements for all of our imported products.

Regulation of Alcohol Production

Companies conducting business activities related to the manufacture or bottling of spirits are required to be entered in the register maintained by the Minister of Agriculture and Rural Development. Entry in the register is a legal requirement for performing such business activities and continues for an unspecified term. To be granted entry in the register, a company must implement a quality control system for the product or bottling of spirits; possess a facility that includes production, storage, social and sanitary spaces, and marks technology lines, routes of raw and ready material, and workstations; and appoint a person responsible for quality control of spirits. Bols and Białystok have already obtained entry in the register. The Minister of Agriculture and Rural Development is responsible for compliance with the conditions of a regulated business activity.

In addition to entry in the register, permits are required to sell alcoholic products to distributors and wholesalers (please see: “Wholesale Permits” above).

Alcohol Advertising Restrictions

In 2001, the significant changes were introduced to the Alcohol Awareness Act of October 26, 1982 (o. t. Dz. U. 2002. 147. 1231, as amended), by separating regulations addressing beer from regulations addressing other alcoholic beverages. According to the 2001 regulations, “above-the-line advertising and promotion” (an advertising technique to promote brands, conventional in nature and considered as impersonal to customers using current traditional media such as television, newspapers, magazines, radio, outdoor, and internet mass media) for alcoholic beverages with less than 18% alcohol content are permitted but are limited to the following: billboard advertising (provided that 20% of the surface of the billboard contains health warnings with respect to alcohol consumption), advertising in the press (only the inside of a publication-no front or back cover advertising is permitted); television advertising (only between the hours of 8:00 p.m. and 6:00 a.m.), and no advertising may be associated with sexual attractiveness, relaxation, health, or sport, nor may it incorporate children in any way. No above-the-line activities, even limited activities, are permitted for other alcoholic beverages.

For “below-the-line advertising and promotion” (an advertising technique that uses less conventional methods than the usual specific channels of advertising and typically focuses on direct means of communication, most commonly direct mail and e-mail, often using highly targeted lists of names to maximize response rates) for all alcoholic beverages, the government permits direct mail campaigns, promotions such as game contests, the packaging of gifts with an alcoholic beverage (e.g., a free glass attached to a bottle of spirits) and other similar promotions. However, incentive promotions must be conducted within the alcohol section of each store. In the on-premise outlets, most below-the-line activities are permitted.

We believe we are in material compliance with the government regulations regarding above-the-line and below-the-line advertising and promotion. To date, we have not been notified of any violation of these regulations.

Anti-monopoly Regulations

Several types of mergers and acquisitions between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the Anti-Monopoly Office. Sanctions for failure to properly notify the Anti-Monopoly Office include fines imposed on parties to the transaction and members of their governing bodies. Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Anti-Monopoly Office, if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. Generally, if an acquisition would lead to a combination of market shares totaling 40% or more of the relevant market, such an acquisition has a greater likelihood of being blocked; however, organic growth beyond this level is permitted, as long as a dominant position is not abused in the marketplace.

Polish Competition Regulations

Under Polish Anti- Monopoly Act, a dominant position is presumed to exist if the supplier holds a market shares of 40% or more. A dominant supplier cannot treat distributors unequally or discriminate among distributors wanting to buy its products. Besides, a dominant supplier faces a number of other restrictions, i.e. is generally prohibited from abusing its dominant position. On September 30, 2005, the Polish Anti-Monopoly Office issued a decision which permitted our subsidiary Carey Agri to take over control over Polmos Białystok, subject to certain conditions set out in the decision. The conditions included an obligation to effect, in the period until December 31, 2008 (separately in each calendar year), at least 35% of the total domestic sales of each of Bols and Polmos Białystok, regarding the products manufactured by those companies, through distributors from outside of the CEDC group. The sales to independent distributors should be effected on the basis of the same criteria and terms as applied to distributors of our group. This condition applies also throughout the above-mentioned period separately to each of the following brands produced by Bols and Białystok: Bols, Zubrówka, Soplica and Absolwent. Carey Agri is obliged to report the fulfillment of the above conditions to the Anti-Monopoly Office on an annual basis.

On May 4, 2006 one of our potential acquisitions of all shares in JabŁonna S.A., the holder of a controlling position in the producer of the leading flavored vodka in Poland, Polmos Lublin S.A., resulted in a negative decision from the Polish Anti-Monopoly office. The decision was primarily based on the assessment by the Polish Anti-Monopoly office that following the acquisition of Polmos Lublin S.A. we would have achieved a dominant position in the flavored segment of the Polish vodka market. We appealed the decision but, before receiving a ruling on our appeal, we abandoned the acquisition as JabŁonna S.A. was sold to another buyer. Recently, on October 5, 2006, Shot Acquisitions Sp. z o.o., a subsidiary of OCM Luxembourg Spirits Holdings S.a.r.l., a holding company managed by Oaktree Capital Management LLC, announced a conditional tender offer for all shares in Polmos Lublin SA, November 17, 2006 being the final day of the subscription period.

Environmental Matters

We are subject to a variety of laws and regulations relating to land use and environmental protection, including Environmental Protection Law of April 27, 2001 (Dz.U. 2006. 129.902, as amended), Waste Law of April 27, 2001 (Dz.U. 2001. 62.628 as amended), Water Management Law of April 18, 2001 (Dz.U.2005.239. 2019, as amended) and Act on Entrepreneurs’ obligations regarding the management of some types of waste and deposit charges of May 11, 2001 (Dz.U. 2001.63.639, as amended). We are not required to receive an integrated permit to operate our Polmos Białystok and Bols production plants. However, we receive certain permits for the economic use of the environment, including water permits, permits for production and storage of waste and permits for discharge of pollutions into the atmospheric air. In addition, we enter into certain agreements related to the servicing and disposal of our waste, including raw materials and products unsuitable for consumption or processing, paper, plastic, metal, glass and cardboard packaging, filtration materials (used water filter refills), used computer parts, unsegregated (mixed) residential waste, damaged thermometers and alcoholmeters, used engine and transmission oils, batteries and other waste containing hazardous substances. In addition, we pay required environmental taxes and charges related primarily to packaging materials and fuel consumption and we believe we are in compliance with our regulatory requirements in this regard. While we may be subject to possible costs, such as clean-up costs, fines and third-party claims for property damage or personal injury due to violations of or liabilities under environmental laws and regulations, we believe that we are in material compliance with applicable requirements and are not aware of any material breaches of said laws and regulations.

Trademarks and Distribution Agreements

Trademarks

With the acquisitions of the Bols and Polmos Białystok distilleries, we became the owners of vodka brand trademarks. The major trademarks we have acquired are: Bols Vodka brand (we have a perpetual, exclusive, royalty-free and sub-licensable trademark agreement for Poland, Russia and since September 26, 2006 also for Hungary), Soplica which we own through the Bols, and the Absolwent and Zubrówka brands, which we own through Polmos Białystok. In addition, in July of 2006, we acquired the Royal Vodka trademark, produced in Poland, which we currently sell in Hungary through our Bols Hungary subsidiary. See “Risk Factors – We may not be able to protect our intellectual property rights”.

Supply Arrangements for Products that We Distribute

General

We have been working with the same local and international drinks suppliers for many years and either have verbal understandings or written distribution agreements with them. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party with between three and six months notice.

Based on these arrangements we buy, with a view to distribute onwards to on-trade and off-trade customers, alcoholic beverages produced or imported by third parties, as well as beverages which are imported directly by us. Our suppliers are based in Poland (in which case they include Polish producers, as well as Polish-based importers, which are often subsidiaries of international spirits conglomerates, such as Pernod Ricard or Brown Forman) and abroad. In the case of suppliers based outside Poland, we are generally responsible for importation of some of their products into Poland.

For goods that we purchase from third parties based in Poland and abroad and which we subsequently re-sell to our customers based in Poland, we charge a margin which constitutes our gross profit. We typically bear the entire economic risk associated with selling third party products to our clients, but in certain situations (such as quality problems, lack of agreed marketing support, product re-call or discontinuation) reserve a right to return unsold products to their producers and importers.

We believe we are currently in compliance with our supply agreements for domestically-sourced and imported products. Although there can be no assurance that our import and distribution agreements will be renewed, given our long-term relationships with our suppliers, we expect that material agreements will be renewed prior to their expiration.

We do not believe that we are dependant on any supplier in our distribution activities.

Imported products

We are the exclusive importers of numerous international brands and as such we have entered into import and distribution agreements with various producers and importers. With selected companies, we share in local marketing costs related to distributed products on either a defined amount or revenue percentage basis.

Our distribution agreements for imported spirits are generally for terms of one to five years with termination provisions permitting either party to terminate the agreements upon 90 days’ prior written notice. Our suppliers for this category of products generally extend us credit for a period of 60 to 120 days. During twelve months ended December 31, 2005 we purchased imported spirits representing approximately 3% of our net sales. Our key suppliers of imported spirits include: Lucas Bols B.V, Ernest & Julio Gallo Winery Europe, CLS Remy Cointreau, Jim Beam Brands CO, William Grant&Sons, Stock Spa., Borco-Marken GmbH&Co., Camus International Ltd., Miguel Torres SA and Mast-Jaegermeister AG.

Our distribution agreements with imported beer suppliers are generally for terms of two years to indefinite time period with termination provisions permitting either party to terminate the agreements upon 45 days to 6 months’ prior written notice. Our imported beer suppliers extend us credit for a period of 45 to 60 days. During twelve months ended December 31, 2005 we purchased imported beers representing approximately 1% of our net sales. Main suppliers of beers that we import include: Budweiser Budvar National Corporation, Diageo Global Supply Ireland Ltd., Grolsch International B.V., Eurocermex S.A. and Inbev GmbH&Co.

Our distribution agreements with wine suppliers are generally for terms of one to five years with termination provisions permitting either party to terminate the agreements upon three to six months’ prior written notice. Our wine suppliers extend us credit for a period of 30 to 90 days. Almost all of our wine purchases are imported. During twelve months ended December 31, 2005 we purchased wines representing approximately 4% of our net sales. Our suppliers of wines include: Vina Concha y Toro, Miguel Torres S.A., Trivento Bodegas y Vinedos S.A., Baron Philippe de Rothschild S.A., Sutter Home Winery Inc. and Ed. Kressmann & Cie.

Domestic products (including purchases from third party importers of international alcoholic beverages)

Our distribution agreements for domestic vodkas are generally for one year terms with automatic one-year renewal provisions. These agreements may be terminated for convenience by either party upon one month’s prior written notice. Our spirits suppliers based in Poland generally extend us credit for a period of 50 to 60 days; however, we purchase a significant portion of our inventory on a cash on delivery (COD) basis because of the discount offered to us by them if we pay COD. During twelve months ended December 31, 2005, we purchased spirits representing approximately 32.5% of our net sales from Polmos Lublin S.A., Sobieski sp. z o.o., Brown - Forman sp. z o.o. and V&S Luksusowa Zielona Góra S.A.

Our distribution agreements with domestic beer suppliers generally have a minimum purchase requirement and are for terms of one to five years with automatic renewal provisions. These agreements also provide that the agreement may be terminated at the end of the applicable term upon prior written notice. Our domestic beer suppliers extend us credit for a period of 14 to 28 days. During twelve months ended December 31, 2005 we purchased beer representing approximately 6% of our net sales from Grupa Zywiec S.A., Kompania Piwowarska S.A. and Carlsberg Polska S.A.

Our distribution agreements with wine suppliers are generally for terms of one to five years with termination provisions permitting either party to terminate the agreements upon three to six months’ prior written notice. Our wine suppliers extend us credit for a period of 50 to 70 days.

Based on these arrangements we buy, with a view to distribute onwards to on-trade and off-trade customers, alcoholic beverages produced or imported by third parties. Our suppliers are based in Poland and abroad and in the case of the latter we also are responsible for importation of their products into Poland. For this service we charge our customers a margin, which constitutes our gross profit. We typically bear the entire economic risk associated with selling third party products to our clients, but in certain situations (such as quality problems, lack of agreed marketing support, product re-call or discontinuation) reserve a right to return unsold products to their producers and importers.

We do not believe that we are dependant on any supplier in our distribution activities.

Sales Arrangements for Products that We Produce and Distribute

We sell beverages to several types of off-trade and on-trade customers. Off-trade establishments include modern trade networks (mainly hypermarkets, cash-and-carry outlets and discount stores), traditional trade (small and medium-size retail outlets and local independent supermarkets) and petrol stations while on-trade customers include bars, nightclubs, hotels and restaurants, where such products are consumed. A proportion of our beverages, especially vodkas produced by our Bols and Polmos Białystok subsidiaries are sold to independent wholesale distributors (other than our group members) for further distribution.

Our sales arrangements differ depending on the nature and creditworthiness of our customers. In line with market practice, we tend not to enter into written delivery contracts with small accounts as this would be impracticable given their size (as these are usually independent stores) and buying patterns (as their orders in terms of volumes and frequency reflect individual preferences of their local clients).

We enter into framework supply contracts with larger customers, including modern trade networks, such as Jeronimo Martins Dystrybucja (Biedronka chain) or Makro Cash and Carry. In line with the market practice in Poland, these contracts are agreed usually for one year periods and are regularly renewed, usually in spring. Framework contracts stipulate delivery terms (which typically require us to deliver to customer’s premises), discounts from our normal price lists, as well as annual bonuses (typically in the form of an additional discount), size of which depends on pre-agreed performance criteria, typically volumes of our merchandise sold to a given customer during a particular period or, in the case of modern trade networks, to members of its capital group. We also extend trade credit to our modern trade customers which allows them to pay after delivery, typically between 7 days to 60 days, depending on customer’s creditworthiness, its trading history with us and volumes purchased. In certain cases, customers have a choice of an early payment combined with an additional discount, or a delayed payment with no or with a smaller discount. Similar arrangements apply to wholesale distributors (other than our group members) of vodka produced by our Bols and Polmos Białystok subsidiaries. See also “Control of Bad Debts” earlier in this chapter.

We do not believe that we are dependant on any customer in our sales activities.

Export Agreements

In July 2006 we entered into three new distribution agreements in a number of key vodka markets outside Poland. In particular we have entered in to a long-term distribution agreement with Pernod Ricard covering the key markets in more than 30 countries, including the Middle East (Israel), Pacific (Australia), Europe (Spain, Ireland), and France where Zubrówka is rated as the number two imported vodka. We also entered into new distribution agreements with strong distributors in the United Kingdom (Marblehead Brand Development Co.), and Japan (Lead Off Japan). We believe that these contracts will give us the opportunity to further develop the untapped potential of Zubrówka in key international vodka markets. We are currently in discussions with potential distribution partners in the United States and other markets.

Legal and Arbitration Proceedings

We are involved in legal proceedings arising in the normal course of our business, including opposition and cancellation proceedings with respect to trademarks similar to some of our brands, and other proceedings, both in the United States and elsewhere. During the last 12 months we were not a party to any material court or arbitration proceedings that we reasonably expect, either individually or in the aggregate, will result in a material adverse effect on our consolidated financial condition or results of operations. In addition we are not currently involved in or aware of any such pending or threatened proceedings.

Insurance

We currently maintain property and casualty insurance in amounts we deem adequate.

Taxes

We are operating in the following tax jurisdictions, Poland, the United States, Hungary, and the Netherlands. In Poland and Hungary we are primarily subject to Value Added Tax (VAT), Corporate Income Tax, Payroll Taxes, Excise Taxes and Import Duties. In the United States we are primarily subject to Federal and Pennsylvania State Income taxes, Delaware Franchise Tax and Local Municipal Taxes. We believe we are in material compliance with all relevant tax regulations.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information comprises the unaudited pro forma combined condensed income statement for the year ended December 31, 2005 and explanatory notes. The unaudited pro forma financial information should be read in conjunction with the information contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Company’s financial statements and related notes thereto.

The unaudited pro forma combined condensed income statement for the year ended December 31, 2005 combine the historical consolidated statements of income of Central European Distribution Corporation (“CEDC”), Botapol Holding B.V (“Botapol”) and Przedsiebiorstwo “Polmos” Białystok S.A. (“Polmos Białystok”) giving effect to the acquisitions as well as other relevant events as if they had occurred on January 1, 2005.

The unaudited pro forma combined condensed income statement has been prepared by applying pro forma adjustments to our historical audited consolidated income statement for the year ended December 31, 2005 to reflect the following events:

•	On July 25, 2005 the Company completed the issuance of Euro 325.0 (U.S.$399.3) million 8% Senior Secured Notes (“Notes”) due for repayment in 2012. The proceeds were used to finance the Botapol and Polmos Białystok acquisitions;

•	The Company completed the Botapol and Polmos Białystok acquisitions on August 17, 2005 and October 12, 2005, respectively. Both acquisitions were accounted for using the purchase method of accounting.

The CEDC financial information used to prepare the unaudited pro forma financial information was derived from the audited financial statements for the year ended December 31, 2005.

For the purposes of preparing the unaudited pro forma combined condensed consolidated income statement information we have adjusted the unaudited historical preacquisition consolidated income statement of Botapol (for the period from January 1, 2005 to August 16, 2005) and historical preacquisition unaudited income statement of Polmos Białystok (for the period from January 1, 2005 to October 11, 2005) both prepared in accordance with Polish Accounting Regulations to US GAAP. Next, we converted the US GAAP amounts from Zloty to U.S. dollar using the average exchange rate of the National Bank of Poland.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated income statement. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Accounting records of the Company, Botapol and Polmos Białystok for the period for which the unaudited pro forma financial information is prepared, the condition of the Senior Secured Notes issued by the Company as well as calculations of the fair value of the assets acquired are the source of the below pro forma adjustments. The pro forma adjustments do not reflect operating efficiencies and cost savings that may be achievable with respect to the newly acquired companies. The pro forma adjustments do not include any adjustments to the historical operating data for future changes in selling prices or changes in operations.

The unaudited pro forma financial information has been prepared, to the extent possible, using our accounting policies as described in our financial statements, which are prepared in accordance with U.S. GAAP. It is provided for illustrative purposes only and does not purport to represent what our consolidated results of operations for the periods presented would actually have been should the transactions described above had in fact occurred on the dates assumed, nor does it purport to be representative of the consolidated results of operations for any future periods. Our future consolidated operating results may differ materially from the pro forma amounts reflected in the pro forma combined condensed income statement due to various factors.

Other then adjustment C p. 2 and D (including their impact on the income tax), all adjustments are expected to have a continuing impact on the issuer.

Central European Distribution Corporation

Unaudited Pro Forma Financial Information

Twelve months ended December 31, 2005

Amounts in columns expressed in thousands of U.S.$ (except per share data)

	Historical CEDC		Botapol for preacquisition period Jan 1, - August 16, 2005	Pro forma Adjustments		Polmos Białystok for preacquisition period Jan 1, - October 11, 2005	Pro forma Adjustments		Other Pro forma adjustments		Total Pro forma CEDC with Botapol and Polmos Białystok
	(audited)		(unaudited)	(unaudited)		(unaudited)	(unaudited)		(unaudited)		(unaudited)
Net Sales	749,415		52,967	(11,875)	B	72,727	(19,827)	B	—		843,407
Cost of goods sold	627,368		27,350	(12,864)	B	42,067	(20,820)	B	—		663,101

Gross Profit	122,047		25,617	989		30,660	993		—		180,306
Operating expenses	70,404		24,542	(1,077)	C	11,819	—		—		105,688

Operating Income	51,643		1,075	2,066		18,841	993		—		74,618

Non operating income /(expense)
Interest income/ (expense), net	(15,828)		(387)	(6,521)	A	383	(9,742)	A	305	A	(31,790)
Other financial income/ (expense), net	(7,678)		(411)	—		3,291	—		—		(4,798)
Other income/ (expense), net	(262)		413	460	D	(982)	—		—		(371)

Income before taxes	27,875		690	(3,995)		21,533	(8,749)		305		37,659
Income tax expense	5,346		(445)	(760)	E	4,023	(1,662)	E	$58	E	6,560

Minority interests	2,261		—	—		—	5,683	F	—		7,944

Net income	$20,268		$1,135	($3,235)		$17,510	($12,770)		$247		$23,155

Net income per share of common stock, basic	$0.72	G									$0.65	G

Net income per share of common stock, diluted	$0.70	G									$0.65	G

A. FINANCING OF ACQUISITION

To finance the Botapol and the Polmos Białystok acquisition on July 25, 2005 CEDC issued EUR 325.0 million ($399.3 million using 1.2285 euro exchange rate as of August 17, 2005) of 8% Senior Secured Notes due 2012. The Notes accrue interest at a rate equal to 8 % per annum and the interest is payable semi-annually. The Notes issuance fee amounting to $11.2 million is amortized over the life of the Notes using the effective interest method.

As the Senior Secured Notes proceeds were partially used to refinance the existing credit facilities, the adjustment also reflects the reduction of the interest expense of $ 305 thousand incurred in the preacquisition period as the result of the repayment of the existing BRE and Fortis banks facilities in the total amount of U.S.$30,915 thousand. This pro forma adjustment also assumes a Polish tax impact on the interest expense calculated at the Polish statutory rate. The interest expenses and amortization of issuance costs using the effective interest method resulting from the issuance of the Notes are as follows:

	Botapol	Polmos Białystok
Interest expense amount from January 1 to July 25, 2005	$(6,521)	$(9,742)

B. ELIMINATION OF INTERCOMPANY TRANSACTIONS

The following adjustments are made to eliminate preacquisition intercompany transactions in the consolidated income statement:

1) Botapol

Sales from Botapol to CEDC	$(11,875)
Movement in intercompany unrealized profit in inventory	$(989)

Cost of goods sold	$(12,864)

2) Polmos Białystok

Sales from Polmos Białystok to CEDC	$(19,827)
Movement in intercompany unrealized profit in inventory	$(993)

Cost of goods sold	$(20,820)

C. OPERATING EXPENSES ADJUSTMENT

1) TANGIBLE ASSETS FAIR VALUE ADJUSTMENT

The increase of the value of the acquired tangible fixed assets in Botapol as a result of the allocation of the purchase price, increases the depreciation expense as compared to Botapol historical charges for 2005 by $224 thousand.

2) ROYALTY PAYMENTS IN BOTAPOL

According to the trademark agreement signed as a part of the Botapol Acquisition, CEDC has received the exclusive perpetual royalty-free right to use the Bols trademark with respect to vodka in Poland and Russia. As a result of the transaction, the Company does not incur royalties and the right to the Bols trade mark was recognized as a component of intangible assets. The trade mark has an indefinite useful life and is not amortized.

The adjustment of $1,301 thousand in the income statement for the period ended December 31, 2005 was made to eliminate royalty payments for using the Bols trademark, with respect to vodka, that were previously paid by Bols to Rémy.

D. WTK SOPLICA SHARE SALE ADJUSTMENTS

The amount of $460 thousand represents a recognition of loss for a subsidiary of Botapol, which was disposed of prior to the completion of the acquisition.

E. PRO FORMA INCOME TAX ADJUSTMENTS

1) Botapol

The pro forma income tax adjusting entry takes into consideration the following items:

Elimination of unrealized profit in inventory	$188
Fixed assets depreciation charge related to fair value adjustment	(43)
Interest cost related to the Notes	(1,185)
Amortized issuance cost related to the Notes	(54)
Elimination of proceeds from the sale of WTK Soplica shares	87
Elimination of royalties payment	247

$(760)

2) Polmos Białystok

Elimination of unrealized profit in inventory	189
Interest cost related to the Notes	(1,770)
Amortized issuance cost related to the Notes	(81)

$(1,662)

The tax rate for the period equals 19%.

F. MINORITY INTEREST OF INCOME STATEMENT ELIMINATION

As a result of the acquisition of 66% of the outstanding capital stock of Polmos Białystok the adjustments to reflect the 34% minority interest in the Combined Condensed Income Statement were as follows:

Profit before tax for the period Jan 1 – October 11	$21,533
Elimination of minority interest related to unrealized profit in inventory	(993)

Profit before tax after adjustments	$20,540
Income tax expense for the period Jan 1 – October 11	4,023
Deferred tax on unrealized profit in inventory	(189)

Profit after tax	$16,706
Share	65.98%

Minority interests	$5,683

G. NET INCOME PER SHARE INFORMATION

In June 2006, the Company executed a 3 to 2 stock split. Both, historical CEDC and pro forma net income per share information have been adjusted to reflect this change.

Pro forma net income per share information considers the effects of shares issued in connection with the Botapol and Polmos Białystok transactions (see note A and C). The number of shares (in thousands) used for these calculations was as follows:

	December 31, 2005
	Historical	Pro forma[1]
Basic	28,344	35,354
Diluted	28,820	35,829

[1]	Includes the following:

5,074,257 common shares issued in regards to the acquisition of Botapol
5,040,000 common shares issued in regards to the private placement offering